[MTS LOGO]

             MTS Announces Financial Results for the Three and Nine
                     Month Periods Ended September 30, 2009

Ra'anana, Israel - November 12, 2009 - MTS - Mer Telemanagement Solutions Ltd. (Nasdaq Capital Market: MTSL), a global provider of business support systems
(BSS) for comprehensive telecommunication management, telecommunications expense management (TEM) solutions and customer care & billing (CC&B) solutions, today announced its financial results for the three and nine month periods ended September 30, 2009.

Revenues for the third quarter of 2009 were $3.0 million, compared with $2.1 million for the same quarter last year. The Company's operating profit was $33,000 in the third quarter of 2009 compared to an operating loss of $224,000 for the third quarter of 2008. Net loss for the third quarter was $31,000 or $0.00 per diluted share, compared with a net loss of $222,000 or $0.03 per diluted share in the third quarter of 2008. Revenues for the nine month period ended September 30, 2009 were $8.7 million, compared with $6.9 million for the comparable period in 2008. Net loss for the nine months ended September 30, 2009 was $709,000 or $0.08 per diluted share, compared with a net loss of $39,000 or $0.01 per diluted share in the comparable period in 2008.

The Company ended the third quarter with approximately $2.1 million in cash and cash equivalents, including marketable securities.

The results for the three and nine month periods ended September 30, 2009 include the operations of the AnchorPoint business that was acquired in December 2008. The results for the nine month periods ended September 30, 2008 include a capital gain of approximately $382,000 from the sale of our ownership interest in cVidya Networks Inc.

"MTS underwent a significant effort implementing a cost reduction plan. The results of this process are reflected in the third quarter financial statements of the Company in which the company achieved a positive operating cash flow as well as a small operating profit" said Eytan Bar, CEO of MTS. "In addition to the operational efficiencies efforts, we managed to grow our new orders bookings in the US compared to the first half of the year."

"We are committed to closely monitoring our operating expenses and reducing our overall costs as well as achieving revenue growth," continued Mr. Bar. "The Company has strengthened its main financial indicators and we intend to focus on expanding our core business," concluded Mr. Bar.

About MTS

MTS is a worldwide provider of innovative solutions for comprehensive telecommunications expense management (TEM) used by enterprises, and for business support systems (BSS) used by information and telecommunication service providers.

Since 1984, MTS's expense management solutions have been used by thousands of enterprises and organizations to ensure that their telecommunication services are acquired, provisioned, and invoiced correctly. In addition, the MTS's Application Suite has provided customers with a unified view of telecommunication usage, proactive budget control, personal call management, employee cost awareness and more.

AnchorPoint's TEM solutions, that MTS acquired in December 2008, enable enterprises to gain visibility and control of strategic assets that drive key business processes and crucial competitive advantage. AnchorPoint's software, consulting and managed services solutions, including integrated Invoice, Asset, and Usage Management and Business Analytics tools, provide professionals at every level of the organization with rapid access to concise, actionable data.

MTS's solutions for Information and Telecommunication Service Providers are used worldwide by wireless and wireline service providers for interconnect billing, partner revenue management and for charging and invoicing their customers. MTS has pre-configured solutions to support emerging carriers of focused solutions (e.g. IPTV, VoIP, WiMAX, MVNO) to rapidly install a full-featured and scaleable solution.

Headquartered in Israel, MTS markets its solutions through wholly owned subsidiaries in the United States, Hong Kong, The Netherlands, and Brazil, as well as through OEM partnerships with Siemens, Phillips, NEC and other vendors. MTS shares are traded on the NASDAQ Capital Market (symbol MTSL). For more information please visit the MTS web site: www.mtsint.com.

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, risks in product development plans and schedules, rapid technological change, changes and delays in product approval and introduction, customer acceptance of new products, the impact of competitive products and pricing, market acceptance, the lengthy sales cycle, proprietary rights of the Company and its competitors, risk of operations in Israel, government regulations, dependence on third parties to manufacture products, general economic conditions and other risk factors detailed in the Company's filings with the United States Securities and Exchange Commission.

Contacts:
Company:

Alon Mualem
CFO
Tel: +972-9-7777-540
Email: Alon.Mualem@mtsint.com

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
U.S. dollars in thousands


                                                   September 30,    December 31,
                                                   -------------   -------------
                                                       2009            2008
                                                   -------------   -------------
    ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                        $       1,920   $       2,009
  Restricted Marketable securities                           234             196
  Trade receivables, net                                   1,099           1,223
  Unbilled receivables                                       198             133
  Other accounts receivable and prepaid expenses             251             318
  Inventories                                                 43             112
                                                   -------------   -------------

Total current assets                                       3,745           3,991
                                                   -------------   -------------

LONG-TERM ASSETS:
  Severance pay fund                                         843             682
  Other investments                                           33               5
  Deferred income taxes                                       40              40
                                                   -------------   -------------

Total long-term assets                                       916             727
                                                   -------------   -------------

PROPERTY AND EQUIPMENT, NET                                  229             227
                                                   -------------   -------------

OTHER ASSETS:
  Goodwill                                                 3,479           3,479
  Other intangible assets, net                             1,910           2,198
                                                   -------------   -------------

Total other assets                                         5,389           5,677
                                                   -------------   -------------

Total assets                                       $      10,279   $      10,622
                                                   =============   =============

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share and per share data)


                                                 September 30,     December 31,
                                                 -------------    -------------
                                                      2009            2008
                                                 -------------    -------------
    LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short term bank credit                         $          45    $          45
  Trade payables                                           399              712
  Accrued expenses and other liabilities                 2,743            2,638
  Deferred revenues                                      2,656            2,323
                                                 -------------    -------------

Total current liabilities                                5,843            5,718
                                                 -------------    -------------

LONG-TERM LIABILITIES -
  Accrued severance pay                                  1,223            1,105
                                                 -------------    -------------

COMMITMENTS AND CONTINGENT LIABILITIES

SHAREHOLDERS' EQUITY:
  Share capital                                             26               26
  Additional paid-in capital                            19,490           19,410
  Treasury shares                                          (29)             (29)
  Accumulated other comprehensive income                    27              (16)

  Accumulated deficit                                  (16,301)         (15,592)
                                                 -------------    -------------

Total shareholders' equity                               3,213            3,799
                                                 -------------    -------------

Total liabilities and shareholders' equity       $      10,279    $      10,622
                                                 =============    =============

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share and per share data)


                                                              Nine months ended           Three months ended
                                                                September 30,                September 30,
                                                         -------------------------     --------------------------
                                                             2009           2008          2009            2008
                                                         -----------    -----------    -----------    -----------
Revenues:
  Product sales                                          $     4,014    $     4,097    $     1,273    $     1,179
  Services                                                     4,689          2,776          1,712            871
                                                         -----------    -----------    -----------    -----------

Total revenues                                                 8,703          6,873          2,985          2,050
                                                         -----------    -----------    -----------    -----------

Cost of revenues:
  Product sales                                                1,392            959            387            236
  Services                                                     1,550            574            547            241
                                                         -----------    -----------    -----------    -----------

Total cost of revenues                                         2,942          1,533            934            477
                                                         -----------    -----------    -----------    -----------

Gross profit                                                   5,761          5,340          2,051          1,573
                                                         -----------    -----------    -----------    -----------

Operating expenses:
  Research and development, net of grants from the OCS         1,568          2,114            521            702
  Selling and marketing                                        2,186          1,346            669            330
  General and administrative                                   2,690          2,242            828            765
                                                         -----------    -----------    -----------    -----------

Total operating expenses                                       6,444          5,702          2,018          1,797
                                                         -----------    -----------    -----------    -----------

Operating income (loss)                                         (683)          (362)            33           (224)
Financial income (expenses), net                                 (26)           (59)           (64)             2
Capital gain on sale of  investment                             --              382           --             --
                                                         -----------    -----------    -----------    -----------

Income (loss) before taxes on income                            (709)           (39)           (31)          (222)
Tax on income, net                                              --             --             --             --
                                                         -----------    -----------    -----------    -----------

Net income (loss)                                        $      (709)   $       (39)   $       (31)   $      (222)
                                                         ===========    ===========    ===========    ===========

Net Income (loss) per share:

Basic and diluted net income (loss) per Ordinary share   $     (0.08)   $     (0.01)   $     (0.00)   $     (0.03)
                                                         ===========    ===========    ===========    ===========

Weighted average number of Ordinary shares used in
   computing basic and diluted net loss per share          8,917,950      6,458,152      8,917,950      6,523,845
                                                         ===========    ===========    ===========    ===========